UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

AlphaPoint Technology, Inc
(Exact name of registrant as specified in its charter)

Delaware	333-173028	26-3748249
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6371 Business Blvd. Suite 200 Sarasota, FL	34240
(address of principal executive offices)	(zip code)

941-896-7848
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3---Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

On May 21, 2013, the Board of Directors approved a subscription agreement for the purchase, by an accredited investor, of (a) up to 2,500,000 shares of common stock at a purchase price of $0.10 per share for an aggregate maximum amount of $250,000, subject to the sole discretion of the Company’s management to accept subscriptions, and (b) warrants to purchase additional shares of common stock (one warrant to purchase one-half (1/2) share of common stock for each Share purchased) at an exercise price of $0.05 per one-half (1/2) share (permitted exercise will only be for a full share). The purchase price is to be paid in monthly installments of $10,000.00, for the period of up to twenty-four (24) months, and the stock will be issued monthly accordingly.  The warrants will be exercisable, if at all, for a period of five (5) years, subject to customary adjustments and only to be purchased after the end of the 24 month period, or, when the full investment of $250,000 is received by the Company.

The sale and issuance of the common stock and warrants in connection with the subscription agreement was made pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”),

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AlphaPoint Technology, Inc.

Dated: May 23, 2013	/s/ Gary Macleod
Gary Macleod
Chief Executive Officer

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